Exhibit 10.5
THE KITCHEN COLLECTION, INC.
DEFERRED COMPENSATION PLAN FOR MANAGEMENT EMPLOYEES
(AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 1, 2007)

THE KITCHEN COLLECTION, INC.
DEFERRED COMPENSATION PLAN FOR MANAGEMENT EMPLOYEES
          The Kitchen Collection, Inc. (the “Company”) does hereby adopt this amendment and restatement of The Kitchen Collection, Inc. Deferred Compensation Plan for Management Employees, effective as of December 1, 2007.
ARTICLE I
PREFACE
     Section 1.1 Effective Date. The effective date of this restatement of the Plan is December 1, 2007.
     Section 1.2 Purpose of the Plan. For periods prior to December 31, 2007, the purpose of this Plan was to (a) allow certain Employees to continue to defer the receipt of certain frozen long-term incentive compensation award payments, and (b) provide for certain Employees the benefits they would have received under the Savings Plan but for the limitations imposed under Code Sections 402(g), 401(a)(17), 401(k)(3), 401(m) and 415.
     Section 1.3 Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of Ohio, except when preempted by federal law.
     Section 1.4 Gender and Number. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
     Section 1.5 Application of Code Section 409A.
          (a) As a result of the addition of the cash-out provisions to this Plan in accordance with the Code Section 409A transitional rules, none of the Sub-Accounts are “grandfathered” under Code Section 409A. Notwithstanding the foregoing, for administrative and recordkeeping purposes, the following Sub-Accounts have been classified as the “Pre-2005 Sub-Accounts”: (i) the LTIP Deferral Sub-Account; (ii) amounts credited to the Excess 401(k) Sub-Account for periods prior to January 1, 2005 (the “Pre-2005 Excess 401(k) Sub-Account”); (iii) amounts credited to the Excess Matching Sub-Account for periods prior to January 1, 2005 (the “Pre-2005 Excess Matching Sub-Account”); and (iv) amounts credited to the Excess Profit Sharing Sub-Account for Pre-2005 Plan Years (including the amount that was credited in 2005 for the 2004 Plan Year) (the “Pre-2005 Excess Profit Sharing Sub-Account”).
          (b) The following Sub-Accounts have been classified as the “Post-2004 Sub-Accounts”: (i) amounts credited to the Excess 401(k) Sub-Account for periods on or after January 1, 2005 and on or before December 31, 2007 (the “Post-2004 Excess 401(k) Sub-Account”); (ii) amounts credited to the Excess Matching Sub-Account for periods on or after January 1, 2005 and on or before December 31, 2007 (the “Post-2004 Excess Matching Sub-Account”); and (iii) amounts credited to the Excess Profit Sharing Sub-Account for the 2005 through 2007 Plan Years (the “Post-2004 Excess Profit Sharing Sub-Account”).

          (c) It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Company does not guarantee to Participants or Beneficiaries any particular tax result with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.
     Section 1.6 Benefit Freeze/Plan Termination. All Excess Retirement Benefits under the Plan (other than interest credits) shall be frozen as of December 31, 2007. The Plan shall automatically terminate in 2009 after the last Participant receives the full payment of his remaining Account balance hereunder.
ARTICLE II
DEFINITIONS
     Except as otherwise provided in this Plan, terms defined in the Savings Plan as they may be amended from time to time shall have the same meanings when used herein, unless a different meaning is clearly required by the context of this Plan. In addition, the following words and phrases shall have the following respective meanings for purposes of this Plan.
     Section 2.1 Account shall mean the record maintained in accordance with Section 3.5 by the Company as the sum of the Participant’s Excess Retirement Benefits hereunder. The Participant’s Account shall be further divided into the Sub-Accounts described in Section 1.5 hereof.
     Section 2.2 Beneficiary shall mean the person or persons designated by the Participant as his Beneficiary under this Plan, in accordance with the provisions of Article VII hereof.
     Section 2.3 Bonus shall mean any bonus under The Kitchen Collection, Inc. Annual Incentive Compensation Plan that would be taken into account as Compensation under the Savings Plan, which is earned with respect to services performed by a Participant during a Plan Year (whether or not such Bonus is actually paid to the Participant during such Plan Year). An election to defer a Bonus under this Plan must be made before the period in which the services are performed which gives rise to such Bonus.
     Section 2.4 Change in Control shall mean the occurrence of an event described in Appendix A hereto.
     Section 2.5 Company shall mean The Kitchen Collection, Inc. or any entity that succeeds The Kitchen Collection, Inc. by merger, reorganization or otherwise. Effective January 1, 2008 (or such other date specified in the applicable certificate of merger), the Company shall be known as The Kitchen Collection, LLC.
     Section 2.6 Compensation shall have the same meaning as under the Savings Plan, except that Compensation shall be deemed to include (a) the amount of compensation deferred by the Participant under this Plan and (b) amounts in excess of the limitation imposed by Code

Section 401(a)(17). Notwithstanding the foregoing, the timing and crediting of Bonuses hereunder shall be as specified in Section 3.1.
     Section 2.7 Excess Retirement Benefit or Benefit shall mean an LTIP Deferral Benefit, an Excess 401(k) Benefit, an Excess Matching Benefit or an Excess Profit Sharing Benefit (all as described in Article III) which is payable to or with respect to a Participant under this Plan.
     Section 2.8 Fixed Income Fund shall mean the Vanguard Retirement Savings Trust IV investment fund under the Savings Plan or any equivalent fixed income fund thereunder which is designated by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor thereto.
     Section 2.9 Key Employee. Effective April 1, 2008, a Participant shall be classified as a Key Employee if he meets the following requirements:
•	The Participant, with respect to the Participant’s relationship with the Company and the Controlled Group Members, met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5)) and the Treasury Regulations issued thereunder at any time during the 12-month period ending on the most recent Identification Date (defined below) and his Termination of Employment occurs during the 12-month period beginning on the most recent Effective Date (defined below). When applying the provisions of Code Section 416(i) for this purpose: (i) the definition of “compensation” (A) shall be the definition contained in Treasury Regulation Section 1.415(c)-2(d)(4) (i.e., the wages and other compensation for which the Employer is required to furnish the Employee with a Form W-2 under Code Sections 6041, 6051 and 6052, plus amounts deferred at the election of the Employee under Code Sections 125, 132(f)(4) or 401(k)) and (B) shall apply the rule of Treasury Regulation Section 1.415-2(g)(5)(ii) which excludes compensation of non-resident alien employees and (ii) the number of officers described in Code Section 416(i)(1)(A)(i) shall be 60 instead of 50.

•	The Identification Date for Key Employees is each December 31st and the Effective Date is the following April 1st. As such, any Employee who is classified as a Key Employee as of December 31st of a particular Plan Year shall maintain such classification for the 12-month period commencing on the following April 1st.

•	Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.

     Section 2.10 Participant.
          (a) For purposes of Sections 3.1 through 3.3 of the Plan, the term Participant shall mean a participant in the Savings Plan (i) who is unable to make all of the Salary Deferral Contributions that he has elected to make to the Savings Plan, or unable to receive the maximum amount of Matching Company Contributions under the Savings Plan, or unable to receive the maximum amount of Profit Sharing Contributions under the Savings Plan because of the limitations imposed under Section 402(g), 401(a)(17), 401(k)(3), 401(m) or 415 of the Code or as a result of his deferral of Compensation under this Plan; (ii) whose total compensation from the Controlled Group for the year in which the deferral election is required is at least $115,000; and (iii) who is designated as a Participant in this Plan by the President of the Company.
          (b) The term “Participant” shall also include any other person who has an Account balance hereunder or who was defined as a participant in a prior version of the Plan.
     Section 2.11 Plan shall mean The Kitchen Collection, Inc. Deferred Compensation Plan for Management Employees, as herein set forth or as duly amended. . Effective January 1, 2008 (or such other date specified in the applicable certificate of merger), the Plan shall be renamed as The Kitchen Collection, LLC Deferred Compensation Plan for Management Employees.
     Section 2.12 Plan Administrator shall mean the Administrative Committee appointed under the Savings Plan.
     Section 2.13 Plan Year shall mean the calendar year.
     Section 2.14 ROTCE. For 2007 and prior Plan Years, the term ROTCE shall mean the Company’s consolidated return on total capital employed, as determined by the Company for purposes of granting awards under the Company’s long-term incentive compensation plan for a particular Plan Year.
     Section 2.15 Savings Plan shall mean The Kitchen Collection, Inc. Retirement Savings Plan (or any successor plan).
     Section 2.16 Termination of Employment shall mean, with respect to any Participant’s relationship with the Company, a separation from service as defined in Code Section 409A (and the regulations or other guidance issued thereunder).
     Section 2.17 Valuation Date shall mean the last business day of each Plan Year and any other date chosen by the Plan Administrator.

ARTICLE III
EXCESS RETIREMENT BENEFITS — CALCULATION OF AMOUNT
     Section 3.1 Basic and Additional Excess 401(k) Benefits.
          (a) Amount of Excess 401(k) Benefits. Each Participant may, prior to each December 31st, by completing an approved deferral election form, direct the Company to reduce his Compensation for the next Plan Year, by the difference between (i) a certain percentage, in 1% increments, with a maximum of 25%, of his Compensation for the Plan Year, and (ii) the maximum Salary Deferral Contributions actually permitted to be contributed for him to the Savings Plan by reason of the application of the limitations under Sections 402(g), 401(a)(17), 401(k)(3) and 415 of the Code (which amounts shall be referred to as the “Excess 401(k) Benefits”). Notwithstanding the foregoing, a Participant’s direction to reduce a Bonus earned during a particular Plan Year shall be made no later than December 31st of the Plan Year preceding the Plan Year in which the Bonus commences to be earned. The last Excess 401(k) Benefits that are credited to the Excess 401(k) Sub-Account shall be for the 2007 Plan Year; provided, however, that the bonus that was earned in 2007 and will be paid in 2008 shall not be credited to the Excess 401(k) Sub-Account hereunder, but shall be credited to an account under the Company’s Excess Retirement Plan that becomes effective January 1, 2008.
          (b) Classification of Excess 401(k) Benefits. The Excess 401(k) Benefits for a particular Plan Year shall be calculated monthly and shall be further divided into the “Basic Excess 401(k) Benefits” and the “Additional Excess 401(k) Benefits” as follows:
(i)	The Basic Excess 401(k) Benefits shall be determined by multiplying each Excess 401(k) Benefit by a fraction, the numerator of which is the lesser of the percentage of Compensation elected to be deferred in the deferral election form for such Plan Year or 7% and the denominator of which is the percentage of Compensation elected to be deferred; and

(ii)	The Additional Excess 401(k) Benefits (if any) shall be determined by multiplying such Excess 401(k) Benefit by a fraction, the numerator of which is the excess (if any) of (1) the percentage of Compensation elected to be deferred in the deferral election form for such Plan Year over (2) 7%, and the denominator of which is the percentage of Compensation elected to be deferred.
The Basic Excess 401(k) Benefits shall be credited to the Basic Excess 401(k) Sub-Account under this Plan and the Additional Excess 401(k) Benefits shall be credited to the Additional Excess 401(k) Sub-Account hereunder. The Basic and Additional Excess 401(k) Sub-Accounts shall be referred to collectively as the “Excess 401(k) Sub-Account.”
          (c) Consequences of Deferral Election. Any direction by a Participant to defer Compensation under Subsection (a) shall be effective with respect to Compensation otherwise payable to the Participant for the Plan Year for which the deferral election form is effective, and the Participant shall not be eligible to receive such Compensation. Instead, such amounts shall be credited to the Participant’s Basic and Additional Excess 401(k) Sub-Accounts (as applicable)

hereunder. Any such direction shall be irrevocable with respect to Compensation earned for such Plan Year, but shall have no effect on Compensation that is earned in subsequent Plan Years. A new deferral election will be required for each Plan Year; provided, however, that no new deferral elections shall be permitted under this Plan for Plan Years beginning on or after January 1, 2008.
     Section 3.2 Excess Matching Benefits. A Participant shall have credited to his Excess Matching Sub-Account an amount equal to the Matching Company Contributions attributable to his Basic Excess 401(k) Benefits that he is prevented from receiving under the Savings Plan because of the limitations imposed under Code Sections 402(g), 401(a)(17), 401(k)(3), 401(m) and 415 of the Code ( the “Excess Matching Benefits”). The last Excess Matching Benefits that are credited to the Excess Matching Sub-Account shall be those that are credited to the Sub-Account as of December 31, 2007.
     Section 3.3 Excess Profit Sharing Benefits. At the time described in Section 3.5(d), a Participant shall have credited to his Excess Profit Sharing Sub-Account an amount equal to the excess, of any, of (i) the Profit Sharing Contribution which would have been made to the Savings Plan if such Plan did not contain the limitations imposed under Code Sections 401(a)(17) and 415 and the term “Compensation” (as defined in Section 2.6 of this Plan) were used for purposes of determining the amount of Profit Sharing Contributions under the Savings Plan, over (ii) the amount of Profit Sharing Contributions which are actually made to the Savings Plan on behalf of the Participant for such Plan Year (the “Excess Profit Sharing Benefits”). The last Excess Profit Sharing Benefits that are credited to the Excess Profit Sharing Sub-Account shall be for the 2007 Plan Year.
     Section 3.4 Frozen LTIP Deferral Benefits. The Accounts of certain Participants contain amounts that are allocated to the “LTIP Deferral Sub-Account” (the “LTIP Deferral Benefits”), that were frozen as of September 30, 2007.
     Section 3.5 Participant’s Accounts. The Company shall establish and maintain on its books an Account for each Participant which shall contain the following entries:
          (a) Credits to a Basic Excess 401(k) Sub-Account for the Basic Excess 401(k) Benefits described in Section 3.1(b)(i), which shall be credited to the Sub-Account when a Participant is prevented from making a Salary Deferral Contribution under the Savings Plan.
          (b) Credits to an Excess Matching Sub-Account for the Excess Matching Benefits described in Section 3.2, which shall be credited to the Sub-Account when a Participant is prevented from receiving Matching Company Contributions under the Savings Plan.
          (c) Credits to an Additional Excess 401(k) Sub-Account for the Additional Excess 401(k) Benefits described in Section 3.1(b)(ii), which shall be credited to the Sub-Account when a Participant is prevented from making a Salary Deferral Contribution under the Savings Plan.

          (d) Credits to an Excess Profit Sharing Sub-Account for the Excess Profit Sharing Benefits described in Section 3.3, which shall be credited to the Sub-Account at the time the Profit Sharing Contributions are otherwise credited to the Participant’s account under the Savings Plan.
          (e) Credits to the LTIP Deferral Sub-Account for the LTIP Deferral Benefits described in Section 3.4, which were credited to the Sub-Account at the time specified in the prior versions of the Plan.
          (f) Credits to all Sub-Accounts for the earnings described in Article IV, which shall continue until such Sub-Accounts have been distributed to the Participant or his Beneficiary.
          (g) Debits for any distributions made from the Sub-Accounts.
          (h) The Company shall make the above-described credits and debits to the Participant’s Pre-2005 Sub-Accounts or the Post-2004 Sub-Accounts, as applicable, in accordance with Code Section 409A.
ARTICLE IV
EARNINGS
     Section 4.1 Earnings for Periods Before January 1, 2008.
          (a) Basic 401(k) and Matching Sub-Accounts and Excess Profit Sharing Sub-Account. Except as otherwise described in the Plan, for periods before January 1, 2008, at the end of each calendar month during a Plan Year, the Basic Excess 401(k) Sub-Account, Excess Matching Sub-Account and Excess Profit Sharing Sub-Account of each Participant shall be credited with earnings in an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned during such month by the Fixed Income Fund. Notwithstanding the foregoing, in the event that the ROTCE determined for such Plan Year exceeds the rate credited to the Participant’s Sub-Accounts under the preceding sentence, the Participant’s Sub-Accounts shall retroactively be credited with the difference between (i) the amount determined under the preceding sentence, and (ii) the amount determined by multiplying such Participant’s average Sub-Account balance during each month of such Plan Year by the ROTCE determined for such Plan Year, compounded monthly. This ROTCE calculation shall be made during the month in which the Participant terminates employment and shall be based on the year-to-date ROTCE for the month ending prior to the date the Participant terminated employment, as calculated by the Company. For any subsequent month, such ROTCE calculation shall not apply. The Fixed Income Fund calculation described above for the month in which the Participant receives a distribution from his Sub-Account shall be based on the blended rate earned during the preceding month by the Fixed Income Fund.
(b) Additional 401(k) Sub-Account. Except as other wise described in the Plan, for periods prior to January 1, 2008, at the end of each calendar month during a Plan Year, the Additional Excess 401(k) Sub-Account of each Participant shall be credited with earnings in an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned by the Fixed Income Fund. The earnings calculation for the month in which the Participant receives a distribution from his Sub-Account will be based on the blended rate earned during the preceding month by the Fixed Income Fund.
(c) LTIP Deferral Sub-Account. Except as otherwise described in the Plan, for periods prior to January 1, 2008, at the end of each calendar month during a Plan Year, the LTIP Deferral Sub-Account of each Participant shall be credited with an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the “10-Year U.S. Treasury Yield” plus 2.0%. For purposes hereof, the 10-Year U.S. Treasury Yield shall be the 10 year yield on US Treasury issues as listed in the Bond Market Data Bank for the last day of the preceding calendar quarter as printed in the Wall Street Journal (or as published on the Website for the Wall Street Journal). In the event that a yield is not listed for a maturity exactly 10 years from the calendar quarter end, the next preceding chronological treasury bond issue yield shall be used.
     Section 4.2 Earnings for Periods on or After January 1, 2008. Except as otherwise described in the Plan, for periods on or after January 1, 2008, at the end of each calendar month during a Plan Year, all Sub-Accounts of all Participants shall be credited with an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned during the prior month by the Fixed Income Fund. No earnings shall be credited for the month in which the Participant receives a distribution from his Sub-Account.
     Section 4.3 Changes in/Limitations on Earnings Assumptions.
          (a) The Company (with the approval or ratification of the NACCO Industries, Inc. Benefits Committee (the “Benefits Committee”)) may change the earnings rate credited on Accounts hereunder at any time.
          (b) Notwithstanding any provision of the Plan to the contrary, in no event will earnings on Accounts for a Plan Year be credited at a rate which exceeds 14%.
ARTICLE V
VESTING
     Section 5.1 Vesting. All Participants shall be immediately 100% vested in all amounts credited to their Account hereunder.
ARTICLE VI
DISTRIBUTION OF BENEFITS TO PARTICIPANTS
     Section 6.1 Time and Form of Payment.
          (a) Prior Elections. All elections regarding the time and form of payment of all Excess Retirement Benefits under prior Plan documents, including elections made by terminated Participants, shall continue in effect through December 31, 2007 and shall be cancelled as of the close of business on that date.

          (b) Payment Rules for President.
          (i) The amounts allocated to the Account of the Participant who is the President of the Company on December 31, 2007 shall automatically be paid in the form of two installment payments, with the first installment payment being paid during the period from January 1, 2008 through April 30, 2008 and the second installment payment being paid during the period from January 1, 2009 through March 15, 2009. All installment payments under the Plan shall be based on the value of the applicable Sub-Account on the Valuation Date immediately preceding the date such installment is to be paid, with each installment being a fraction of such value in which the numerator is one and the denominator is the total number of remaining installments to be paid. Installment payments under the Plan will be classified as a single payment for purposes of Section 409A of the Code.
     (ii) Notwithstanding the foregoing, in the event of a Change in Control, all amounts allocated to the Account of the Participant described in Clause (i) above shall be paid in the form of a lump sum payment during the period that is thirty days prior to, or within two (2) business days after, the date of the Change in Control, as determined by the Plan Administrator.
     (c) Payment Rules for All other Participants. The amounts allocated to the Accounts of all other Participants shall automatically be paid in a single lump sum payment during the period from January 1, 2008 through April 30, 2008.
     Section 6.2 Other Payment Rules and Restrictions.
(a)	Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Company reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Company reasonably anticipates that making the payment will not cause such violation.

(b)	Delayed Payments Due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, the Company shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Company to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Company are sufficient to make the payment without jeopardizing the going concern status of the Company.

(c)	Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to Key Employees made on account of a Termination of Employment may not be made before the 1st day of the seventh month following such Termination of Employment (or, if earlier, the date of death) except for payments made on account of (i) a QDRO (as specified in Section 8.5) or (ii) a conflict of interest or the payment of FICA taxes (as specified in Subsection (e) below). Any amounts that are otherwise payable to the Key Employee during the 6-month period following his Termination of Employment shall be accumulated and paid in a lump sum make-up payment within 10 days following the 1st day of the 7th month following Termination of Employment.

(d)	Time of Payment/Processing. Except as described in Sections 6.1(b)(ii) or Section 6.2(c), all payments under the Plan shall be made on, or within 90 days of, the specified payment date.

(e)	Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued thereunder, payments of Sub-Accounts hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (ii) to the extent necessary to pay the FICA taxes imposed on benefits hereunder under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A

(f)	Withholding/Taxes. The Company shall withhold from any Excess Retirement Benefits hereunder any amounts required to be withheld there from on account of any income, employment or similar taxes by any governmental agency.
ARTICLE VII
BENEFICIARIES
     Section 7.1 Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant’s death. Separate Beneficiary designations may be made for each Sub-Account under the Plan; provided that a single Beneficiary must be designated for both the Excess 401(k) Sub-Account and the Excess Matching Sub-Account. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant for his Excess Retirement Benefits shall be his Beneficiary under the Savings Plan. A person designated by a Participant as his Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provided to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a single Sub-Account, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provided to the contrary. Any change in Beneficiary shall be made by giving written notice thereof to the Plan Administrator and any change shall be effective only if received by the Plan Administrator prior to the death of the Participant.
     Section 7.2 Distributions to Beneficiaries. Excess Retirement Benefits payable to a Participant’s Beneficiary shall be equal to the balance in the applicable Sub-Account on the Valuation Date preceding the date of the distribution of the Sub-Account to the Beneficiary. All Excess Retirement Benefits that are credited to the Account of a Participant as of his date of death shall be payable to the Participant’s Beneficiary in accordance with the rules described in Article VI.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Liability of Company. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Company and any Participant, Beneficiary or any other person.
     Section 8.2 Limitation on Rights of Participants and Beneficiaries — No Lien. The Plan is designed to be an unfunded, nonqualified plan. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of the Company. The Company shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Company for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company.
     Section 8.3 No Guarantee of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to Participants. A Participant continues to be an Employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause.
     Section 8.4 Payment to Guardian. If a Benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Benefit. Such distribution shall completely discharge the Company from all liability with respect to such Benefit.
     Section 8.5 Assignment. No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, the Plan Administrator shall honor a qualified domestic relations order (“QDRO”) from a state domestic relations court which requires the payment of part of all or a Participant’s or Beneficiary’s Account under this Plan to an “alternate payee” as defined in Code Section 414(p).
     Section 8.6 Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

     Section 8.7 Effect on Other Benefits. Benefits payable to or with respect to a Participant under the Savings Plan or any other Company-sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan.
     Section 8.8 Liability for Payment/Expenses. The Company shall be liable for the payment of the Excess Retirement Benefits that are payable hereunder. Expenses of administering the Plan shall be paid by the Company.
ARTICLE IX
ADMINISTRATION OF PLAN
     Section 9.1 Administration. (a) In general. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants, or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to Excess Retirement Benefits hereunder and, if so, the amount and duration of such Benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Section 9.3 hereof.
          (b) Delegation of Duties. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Excess Retirement Benefits, to a named administrator or administrators.
     Section 9.2 Regulations. The Plan Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the claims procedure outlined in Section 9.3 hereof, be final and binding on all persons.
     Section 9.3 Claims Procedures. The Plan Administrator shall determine the rights of any person to any Excess Retirement Benefits hereunder. Any person who believes that he has not received the Excess Retirement Benefits to which he is entitled under the Plan may file a claim in writing with the Plan Administrator. The Plan Administrator shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing.

          A denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
(a)	the specific reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the claim review procedure and the time limits applicable thereto (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review).
          A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Plan Administrator a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his claim. If such an appeal is so filed within such 60 day period, the Compensation Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. For this purpose, the Compensation Committee (or its delegate) shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 9.1(a) above.
          The Compensation Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. In addition, the notice of adverse determination shall also include statements that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     Section 9.4 Revocability of Action. Any action taken by the Plan Administrator or the Compensation Committee with respect to the rights or benefits under the Plan of any person shall be revocable as to payments not yet made to such person. In addition, the acceptance of any Excess Retirement Benefits under the Plan constitutes acceptance of and agreement to the

Plan making any appropriate adjustments in future payments to any person (or to recover from such person) any excess payment or underpayment previously made to him.
     Section 9.5 Amendment. The Company (with the approval or ratification of the Benefits Committee) may at any time amend any or all of the provisions of this Plan, except that, without the prior written consent of the affected Participant, no such amendment may (a) reduce the amount of any Participant’s vested Benefit as of the date of such amendment, (b) except as described in Section 4.2, suspend the crediting of earnings on the balance of a Participant’s Account, until the entire balance of such Account has been distributed or (c) alter the time of payment provisions described in Article VI of the Plan, except for changes that accelerate the time of payments or are required to bring such provisions into compliance with the requirements of Code Section 409A. Any amendment shall be in the form of a written instrument executed by an officer of the Company. Subject to the foregoing provisions of this Section, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.
     Section 9.6 Termination.
          (a) The Company has taken action to terminate the Plan. For all Participants other than the President of the Company, the Plan is terminated effective December 31, 2007. For the President of the Company, the Plan shall be terminated immediately after he receives a final distribution from his Account.
          (b) In addition, notwithstanding anything in the Plan to the contrary, to the extent permitted under Code Section 409A, in the event of a termination of the Plan (or any portion thereof), the Company, in its sole and absolute discretion, shall have the right to change the time and form of distribution of Participants’ Excess Retirement Benefits, including requiring that all amounts credited to a Participant’s Account hereunder be immediately distributed in the form of a lump sum payment.
     Executed this 14th day of December, 2007.

THE KITCHEN COLLECTION, INC.
By:	/s/ Charles A. Bittenbender
Title: Assistant Secretary

Appendix A. Change in Control.
Change in Control. The term “Change in Control” shall mean the occurrence of any of the events listed in I or II, below; provided that such occurrence occurs on or after January 1, 2008 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:
I. i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of a Related Company (as defined below) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities by any Person pursuant to an Excluded Business Combination (as defined below); or

ii.	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of any Related Company or the acquisition of assets of another corporation, or other transaction involving a Related Company (“Business Combination”) excluding, however, such a Business Combination pursuant to which either of the following apply (such a Business Combination, an “Excluded Business Combination”) (A) a Business Combination involving Housewares Holding Co. (or any successor thereto) that relates solely to the business or assets of Hamilton Beach, Inc. (or any successor thereto) or (B) a Business Combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of any Related Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns any Related Company or all or substantially all of the assets of any Related Company, either directly or through one or more subsidiaries).

II.	i. Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A)	directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B)	by any Person pursuant to an Excluded NACCO Business Combination (as defined below);
provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner"(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner"(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):
(A)	the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B)	at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.
III.	Definitions. The following terms as used herein shall be defined as follow:
1.	“Incumbent Directors” means the individuals who, as of December 31, 2007, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.
2.	“Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating Stockholders (as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.

3.	“Related Company” means The Kitchen Collection, Inc. and its successors (“KCI”), any direct or indirect subsidiary of KCI and any entity that directly or indirectly controls KCI.